As filed with the Securities and Exchange Commission on September 22, 2016.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

KADMON HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	27-3576929
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

450 East 29th Street
New York, NY	10016
(Address of principal executive offices)	(Zip Code)

2016 EQUITY INCENTIVE PLAN

2016 EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plan)

Harlan W. Waksal, M.D. President and Chief Executive Officer Kadmon Holdings, Inc. 450 East 29th Street New York, NY 10016 Tel: (212) 308-6000
(Name, address and telephone number of agent for service) (Copies to:)

Christopher C. Paci, Esq.	Steven N. Gordon, Esq.
DLA Piper LLP (US)	Kadmon Holdings, Inc.
1251 Avenue of the Americas	450 East 29th Street
New York, NY 10020	New York, NY 10016
Tel: (212) 335-4500	Tel: (212) 308-3900
Fax: (212) 335-4501

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]	Non-accelerated filer [X]	Smaller reporting company [ ]
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock, $0.001 par value:
--2016 Equity Incentive Plan	6,720,000 (3)	$7.89	$53,020,800	$5,339.19
--2016 Employee Stock Purchase Plan	1,125,000 (4)	$7.89	$8,876,250	$893.84
Total	7,845,000	N/A	$61,897,050	$6,233.03

(1)Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock (“Common Stock”) that become issuable under the Registrant’s 2016 Equity Incentive Plan (“2016 EIP”) and the Registrant’s 2016 Employee Stock Purchase Plan (“2016 ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(2)Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h) of the Securities Act based on the average of the high and low prices of the shares of the Common Stock, as reported on the New York Stock Exchange on September 20, 2016.

(3) Represents 6,720,000 shares of Common Stock reserved for issuance pursuant to future awards under the 2016 EIP.

(4)Represents 1,125,000 shares of Common Stock reserved for issuance pursuant to future awards under the 2016 ESPP.

EXPLANATORY NOTE

Kadmon Holdings, Inc. has prepared this registration statement in accordance with the requirements of Form S-8 under the Securities Act, to register shares of its common stock, $0.001 par value per share.  With respect to each such agreement, instrument or other document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by this reference.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act, and the introductory note to Part I of Form S-8.  The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the 2016 Equity Incentive Plan and 2016 Employee Stock Purchase Plan of Kadmon Holdings, Inc. covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the U.S. Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents which have been filed by the Registrant with the Commission are incorporated herein by reference:

•

The Registrant’s prospectus filed, pursuant to Rule 424(b) under the Securities Act, on July 27, 2016 relating to the Registration Statement on Form S-1, as amended (File No. 333-211949), which contains the Registrant’s audited financial statements for the latest fiscal year which such statements have been filed;

•

The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-37841) filed with the Commission on July 21, 2016 under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description; and

•	Current Reports on Form 8-K filed on August 1, 2016, August 29, 2016 and September 13, 2016.
•

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such earlier statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

None.

Item 6.    Indemnification of Directors and Officers.

Section 102 of the General Corporation Law of the State of Delaware (the “DGCL”) permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of the DGCL or obtained an improper personal benefit.  Our certificate of incorporation provides that no director of the Registrant shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our certificate of incorporation and bylaws provide indemnification for our directors and officers to the fullest extent permitted by the DGCL.  We will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an Indemnitee), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.  Our certificate of incorporation and bylaws provide that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys' fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

We entered into separate indemnification agreements with each of our directors and certain officers.  Each indemnification agreement provides, among other things, for indemnification to the fullest extent permitted by law and our amended and restated certificate of incorporation and bylaws against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim.  The indemnification agreements provide for the advancement or payment of all expenses to the indemnitee and for the reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our amended and restated certificate of incorporation and bylaws.

We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

In any underwriting agreement we enter into in connection with the sale of common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act, against certain liabilities.

See also the Undertakings set forth in the response to Item 9 herein.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

See the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this Registration Statement, which Exhibit Index is incorporated herein by reference.

Item 9.    Undertakings.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Paragraphs (l)(i) and (l)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)

 That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on the 22nd day of September, 2016.

KADMON HOLDINGS, INC.

By: _______________________________

Name:  Harlan W. Waksal, M.D.

Title:  President and Chief Executive Officer

POWERS OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that the undersigned directors and officers of Kadmon Holdings, Inc., a Delaware corporation, constitute and appoint Dr. Harlan W. Waksal and Konstantin Poukalov, or either of them, the true and lawful agents and attorneys-in-fact of the undersigned with full power and authority in said agents and attorneys-in-fact, to sign for the undersigned in their respective names as directors and officers of Kadmon Holdings, Inc., its Registration Statement on Form S-8, and any amendment (including post-effective amendments) or supplement thereto, relating to the offer and sale of common stock of the Company pursuant to the 2016 Equity Incentive Plan and the 2016 Employee Stock Purchase Plan of Kadmon Holdings, Inc., to be filed with the Commission under the Securities Act.  We hereby confirm all acts taken by such agents and attorneys-in-fact, as herein authorized.

Pursuant to the requirements of the Securities Act, this Form S-8 Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Harlan W. Waksal
Harlan W. Waksal	President and Chief Executive Officer (principal executive officer)	September 22, 2016
/s/ Konstantin Poukalov
Konstantin Poukalov	Executive Vice President, Chief Financial Officer (principal financial officer)	September 22, 2016
/s/ Charles Darder
Charles Darder	Controller (principal accounting officer)	September 22, 2016
/s/ Bart M. Schwartz
Bart M. Schwartz	Chairman of the Board of Directors	September 22, 2016
/s/ Eugene Bauer
Eugene Bauer	Director	September 22, 2016

/s/ D. Dixon Boardman
D. Dixon Boardman	Director	September 22, 2016
/s/ Andrew B. Cohen
Andrew B. Cohen	Director	September 22, 2016
/s/ Alexandria Forbes
Alexandria Forbes	Director	September 22, 2016
/s/ Thomas E. Shenk
Thomas E. Shenk	Director	September 22, 2016
/s/ Susan Wiviott
Susan Wiviott	Director	September 22, 2016
/s/ Louis Shengda Zan
Louis Shengda Zan	Director	September 22, 2016

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION
4.1	Certificate of Incorporation of Kadmon Holdings, Inc. (incorporated by reference to Exhibit 3.1 of our Current Report on Form 8-K filed on August 1, 2016 (SEC File No. 001-37841)).
4.2	Bylaws of Kadmon Holdings, Inc. (incorporated by reference to Exhibit 3.2 to our Form 8-K, filed on August 1, 2016 (SEC File No. 001-37841)).
4.3	2016 Equity Incentive Plan of Kadmon Holdings, Inc. (incorporated by reference to Exhibit 10.44 of our Form S-1/A filed on July 26, 2016 (No. 333-211949)).
4.4	2016 Employee Stock Purchase Plan of Kadmon Holdings, Inc. (incorporated by reference to Exhibit 10.45 of our Form S-1/A filed on July 26, 2016 (No. 333-211949)).
5.1	Opinion of DLA Piper LLP (US), counsel for the Registrant, regarding the legal validity of the shares of Common Stock being registered on this Registration Statement (filed herewith).
23.1	Consent of BDO USA, LLP.
23.2	Consent of DLA Piper LLP (US) (contained in Exhibit 5.1).